SCHEDULE 14C INFORMATION

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CALVERT WORLD VALUES FUND, INC.
CALVERT INTERNATIONAL OPPORTUNITIES FUND

(Name of Registrant as Specified in Its Charter)

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CALVERT WORLD VALUES FUND, INC.
CALVERT INTERNATIONAL OPPORTUNITIES FUND
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CORPORATE TRANSACTION
AFFECTING THE PARENT COMPANY OF THE FUND'S SUBADVISOR

We are not asking you for a proxy and you are requested not to send us a proxy. This Information Statement is to be mailed to shareholders of record on or about September 30, 2009.

This Information Statement is being supplied to all shareholders of the Calvert International Opportunities Fund (the "Fund"), a series of Calvert World Values Fund, Inc. ("CWVF"), to inform you of a recent corporate transaction that affected the ownership structure of the parent company of the Fund's subadvisor. This transaction does not appear to have involved a change of actual control or management of the subadvisor, which would have resulted in the automatic termination of the investment subadvisory agreement between the subadvisor and the advisor to the Fund. However, the determination that this transaction did not involve a change of actual control or management is necessarily based on the application of existing legal authorities to the particular facts of the transaction and, therefore, might be subject to alternate interpretations. Accordingly, the Board of Directors of CWVF (the "Board") decided that it was prudent to terminate the agreement between the advisor and subadvisor and to approve a new agreement with the same subadvisor and with the same terms (other than the commencement date) for the remaining term of the original agreement.

Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, CWVF and Calvert Asset Management Company, Inc., the Fund's investment advisor, may enter into and materially amend the investment subadvisory agreement ("subadvisory agreement") without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits shareholder assets subject to a particular subadvisor style to be reallocated in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. The interests of shareholders are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Board. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information for the Fund, in each case dated January 31, 2009, and following the termination of the Fund's subadvisory agreement, the Fund is providing information about the new subadvisory agreement.

Shareholders of the Fund of record at the close of business on September 11, 2009 ("record date") are entitled to receive this Information Statement. As of this date, as shown on the books of the Fund, there were issued and outstanding 1,832,290.32 Class A shares, 70,488.24 Class C Shares, 335,858.23 Class I Shares and 11,691.16 Class Y Shares. As of this same date, there was no Board ownership of Fund shares, and the respective officers of the Fund beneficially owned less than 1% of the outstanding shares of the Fund. As of September 11, 2009, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Fund as shown:

Name and Address	% Owned

Charles Schwab & Co., Reinvest Account, San Francisco, CA	46.82% of Class A

MLPF&S, for the sole benefit of its customers, Jacksonville, FL	24.13% of Class C

Calvert Distributors, Inc., Moderate Allocation Fund, Bethesda, MD	52.04% of Class I

Calvert Distributors, Inc., Aggressive Allocation Fund, Bethesda, MD	42.26% of Class I

Ameritrade, Inc., for the exclusive benefit of our customers, Omaha, NE	5.73% of Class I

National Financial Services Corp., for the exclusive benefit of our customers, New York, NY	99.01% of Class Y

Background. Calvert Asset Management Company, Inc. ("CAMCO") serves as investment advisor to CWVF and to the several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to CWVF. Calvert Administrative Services Company ("CASC") has been retained by CWVF to provide certain administrative services necessary to the conduct of its affairs. Calvert Shareholder Services, Inc. ("CSSI") serves as the shareholder servicing agent for CWVF. CAMCO, CDI, CASC and CSSI are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of UNIFI Mutual Holding Company.

CAMCO serves as the investment advisor to the Fund pursuant to an investment advisory agreement between CWVF and CAMCO dated March 1, 1999 (the "Advisory Agreement"). The Board of Directors, including the Directors who are not "interested persons" ("Independent Directors"), as defined under the Investment Company Act of 1940 ("1940 Act"), last approved the continuance of the Advisory Agreement on December 2, 2008. The Advisory Agreement was last submitted to shareholders for approval on February 24, 1999.

CAMCO, in turn, retained a subadvisor to handle the day-to-day management of the Fund's assets. Accordingly, F&C Management Limited ("F&C") has served as the subadvisor since the Fund's inception on May 31, 2007. F&C is a wholly-owned subsidiary of F&C Asset Management plc ("FCAM"), which is a publicly traded company that was incorporated in 1868 in London.

The Corporate Transaction. Prior to July 3, 2009, the date on which the corporate transaction became effective, approximately 52 percent of the publicly traded shares of FCAM were owned directly or indirectly by Friends Provident Group plc ("FPG"). Based upon a strategic review of its business, however, FPG decided to exit the asset management business. FPG determined that it would effect that decision by distributing its ownership interest in FCAM to FPG shareholders. Accordingly, on July 3, 2009, each FPG shareholder (as of the close of business on July 2, 2009) received one share of FCAM for every ten FPG shares held by that shareholder. Following the corporate transaction, F&C continued to be a wholly-owned subsidiary of FCAM. The determination that this transaction did not involve a change of actual control or management of F&C is based, in part, on the fact that (i) prior to the corporate transaction, FPG exercised very little control with regard to the day-to-day operations of F&C, (ii) all senior managers, portfolio managers and operational personnel of F&C remained with F&C following the corporate transaction and (iii) none of F&C's investment advisory contracts were transferred to another investment adviser immediately following the corporate transaction.

Board Action. On September 15, 2009, following unanimous approval by CWVF's Board of Directors, the subadvisory agreement between CAMCO and F&C was terminated. Even though the corporate transaction only affected F&C's parent company and did not change the actual control and management of F&C, the Board determined that it was prudent to terminate the subadvisory agreement because of the remote risk that the facts surrounding the transaction might be subject to alternate interpretations. Immediately after the termination of F&C's subadvisory agreement, following unanimous approval by CWVF's Board of Directors, a new subadvisory agreement between CAMCO and F&C was entered into for the period from September 15, 2009 through January 1, 2010, the termination date of the original subadvisory agreement.

Board Considerations. The Board oversees the management of CWVF (including the Fund), and, as required by law, initially approves, and annually thereafter determines whether to renew, the investment advisory agreements and subadvisory agreements for management of the series of CWVF. At the meeting held on September 15, 2009, the Board received information from CAMCO about F&C and was advised by CAMCO that the corporate transaction had not altered any of the factors that the Board considered on December 2, 2008 when it extended the term of F&C's subadvisory agreement to January 1, 2010. In particular, CAMCO informed the Board that the F&C portfolio management team, the investment strategies employed by them in managing the Fund, and F&C's day-to-day management of the Fund had not changed as a result of the corporate transaction.

The Board considered whether the corporate transaction might have adversely impacted the capital reserves and future viability of F&C or FCAM particularly in light of the current economic uncertainty. The Board noted that the corporate transaction triggered certain exclusivity provisions in F&C's agreements with FPG, such that F&C and FCAM will continue to benefit from revenues and cash flows from managing a substantial pool of assets for FPG. In addition, the Board took into account that F&C and FCAM expect to have access to new asset flows and new products from FPG in accordance with those contracts.

The Board was advised by independent legal counsel and was informed of the standards it should apply in determining whether to approve the proposed subadvisory agreement with F&C. The Board of Directors was also provided information with respect to the factors noted below.

The Directors engaged in a detailed discussion with representatives from CAMCO's management team. Based on the Directors' deliberations and their evaluation of the information described above, the Directors and the Independent Directors, in separate votes, unanimously approved the new subadvisory agreement with F&C.

The following is a discussion of the factors considered by the Board of Directors:

  Nature, Extent and Quality of Services Provided by F&C. In considering the nature, extent and quality of services to be provided by F&C in the day-to-day management of the Fund, the Directors discussed the high quality of services F&C has provided to the Fund, including F&C's management style and the capability and professional experience of F&C's personnel and its overall resources. The Directors recognized F&C's long-standing presence in the investment management arena, and its depth of experience in managing mutual fund assets and in managing comparable strategies. The Directors noted that F&C continues to have the compliance, trading and investment resources necessary for the implementation of the Fund's investment objectives and strategies. Based upon their review of the information provided by CAMCO, the Directors were satisfied with the nature, extent and quality of the services to be provided by F&C to the Fund.

  Performance. In considering the portfolio management team's investment experience and investment strategies, the Board noted that the Fund has outperformed its active and passive benchmarks for the period since the Fund's inception. The Board also recognized that the period since the Fund's inception was an exceptionally difficult one, characterized by turmoil in the financial markets and extreme volatility in the equity markets. Based on the foregoing information, the Directors determined that F&C's investment capabilities and investment strategies were appropriate for pursuing the investment objective of the Fund.

  Continuity. The Board of Directors discussed that entering into a new subadvisory agreement with F&C would provide for the continuity of the Fund's portfolio managers and portfolio management strategy.

  Costs and Profitability. The Directors considered the investment advisory fees applicable to the Portfolio. Under the proposed fee structure, CAMCO would receive an annual fee, computed daily and payable monthly in arrears, equal to 0.80% of the average daily net assets of the Fund ("Fund Assets"). Pursuant to the subadvisory agreement between CAMCO and F&C, CAMCO will pay F&C an annual fee, computed daily and payable monthly in arrears, equal to 0.55% of Fund Assets up to and including $250 million, 0.50% of the next $250 million in Fund Assets, and 0.45% on Fund Assets in excess of $500 million. The calculation of the fee payable by CAMCO excludes any assets invested in the Fund's High Social Impact Investments and/or Special Equities programs. The Directors noted that the contractual limitation on direct net annual fund operating expenses agreed to by CAMCO would remain in effect through January 31, 2009, resulting in direct net operating expenses that will not exceed 1.66% for Class A, 2.50% for Class C, 1.20% for Class I and 1.41% for Class Y. The Directors also noted that (i) the term of the new subadvisory agreement will not extend beyond the term of the existing subadvisory agreement, (ii) CAMCO presented profitability data to the Board in 2008 as required by law when F&C's subadvisory agreement was last continued, and (iii) in the next few months CAMCO will again present profitability data to the Board as required by law. Based upon its review, the Board determined that the advisory fee was reasonable and appropriate in light of: (1) the services to be provided, (2) the management fees and overall expense ratios of comparable funds and (3) the anticipated profitability of the Portfolio to CAMCO and F&C.

  Economies of Scale. The Board discussed CAMCO's advisory fee and determined that the fee reflects the current market environment and the competitive nature of the mutual fund industry. CAMCO explained that the difficult market conditions over the past year had reduced assets under management for most mutual funds and caused fees, expressed as a percentage of assets under management, to increase.

Investment Subadvisor. F&C is a corporation organized under the laws of the United Kingdom and is a wholly-owned subsidiary of FCAM. F&C registered with the Securities and Exchange Commission as an investment adviser in 1991. As of June 30, 2009, F&C had approximately $129.5 billion in assets under management.

Information is provided below identifying each member of the team who is employed by or associated with F&C and primarily responsible for the day-to-day management of the Fund (each a "Portfolio Manager"). The Statement of Additional Information for the Fund dated January 31, 2009 provides additional information about each Portfolio Manager's management of other accounts, compensation, and ownership of securities in the Fund.

Name of Portfolio Manager	Title	Length of Service with Sub-Advisory Firm	Business Experience During Last 5 Years	Role on Management Team
Sophie Horsfall	Director, Global Equities Group	Since 2001	2002-present: Portfolio Manager, F&C	Lead Portfolio Manager
Jeremy Tigue	Director and Head of Global Equities	Since 1981	2002-present: Head, F&C Global Equities Group; also Manager, Foreign & Colonial Investment Trust	Head of Global Equities
Terry Coles	Assistant Director, Global Equities Group	Since 2006	September 2006-present: Fund Manager, Global Equities, F&C 2002-2006: Global Equities Fund Manager, Morgan Stanley	Alternate Portfolio Manager
Giles Money	Fund Manager, Global Equities Group	Since 2005	2006-present: Fund Manager, Global Equities, F&C 2005-2006: Strategy team, F&C	Portfolio Manager

F&C's principal business address is Exchange House, Primrose Street, London EC2A 2NY, United Kingdom, and its principal executive officers are as follows:

Name and Title	Principal Occupation
Nick MacAndrew	Chairman
Alain Grisay	Chief Executive Officer
David Logan	Chief Financial officer
Eric Mackay	Chief Compliance Officer
Marrack Tonkin	Company Secretary
Cristobal Mendez de Vigo	Executive Director, Head of Distribution and Business Development
Nick Criticos	Executive Director, Chief Executive Officer of F&C REIT Asset Management LLP
Jacob de Wit	Head of Fixed Income, Executive Director
Richard Wilson	Head of Equities, Executive Director

Investment Subadvisory Agreement. The terms of the new subadvisory agreement between CAMCO and F&C are identical in all respects to the terms of the prior subadvisory agreement, except that the commencement date of the subadvisory agreement is September 15, 2009. The general terms of the subadvisory agreement between CAMCO and F&C include:

  The services to be provided to CWVF. Investment advisory services (manage Fund assets and execute portfolio transactions); reports to CWVF; reports and other communications to shareholders; assistance with the valuation of Fund assets; and periodic consultations with portfolio managers.
  General obligations of F&C. Manage the Fund in accordance with Fund guidelines and restrictions, under the direction of CAMCO and the Board.
  Expenses of the Fund. F&C will pay all salaries and expenses it incurs in connection with performance of its obligations under the subadvisory agreement, except for the cost of securities and other investments and any brokerage commissions.
  Liability issues. F&C is liable for any breach of its obligations and duties under the subadvisory agreement and is required to indemnify CAMCO and the Fund for losses resulting from its willful misfeasance, bad faith, or gross negligence in the performance of its duties on behalf of the Fund or from reckless disregard of its duties. F&C shall not be liable for any direct or consequential loss, claim, damage, expense or liability suffered by CAMCO or the Fund caused by an event or events or circumstances beyond F&C's reasonable control which delays, interrupts or prevents the performance by F&C of its obligations under the subadvisory agreement.
  Continuation of the Agreement. The Advisory Agreement provides for automatic termination unless its continuance is approved at least annually by (i) either the Board or a majority of the outstanding shares of CWVF and (ii) the Independent Directors. The Advisory Agreement terminates automatically upon its assignment and is terminable at any time, without penalty, by the Board, CAMCO, or the holders of a majority of the outstanding shares of CWVF, upon 60 days' prior written notice.

  Currently, the Advisory Agreement will continue until January 1, 2010 unless terminated earlier, and provided that it may be continued annually thereafter.
  Compensation. Pursuant to the advisory agreement between CWVF and CAMCO, the Fund will pay CAMCO an annual fee, computed daily and payable monthly in arrears, equal to 0.80% of the average daily net assets of the Fund ("Fund Assets"). Pursuant to the subadvisory agreement between CAMCO and F&C, CAMCO will pay F&C an annual fee, computed daily and payable monthly in arrears, equal to 0.55% of Fund Assets up to and including $250 million, 0.50% of the next $250 million in Fund Assets, and 0.45% on Fund Assets in excess of $500 million. The calculation of the fee payable by CAMCO excludes any assets invested in the Fund's High Social Impact Investments and/or Special Equities programs.

  For the fiscal year ended December 31, 2008, F&C received an aggregate of $79,819 in subadvisory fees from CAMCO.

Shareholder Reports. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to CWVF at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.

Delivery of Documents to Shareholders Sharing an Address. Only one Information Statement is being delivered to multiple shareholders sharing an address unless CWVF has received contrary instructions. Upon written or oral request, a separate copy of this Information Statement will be delivered to shareholders at a shared address, to which a single copy of the document was delivered. If you wish to receive a separate Information Statement, or wish to request a single copy of Information Statements in the future (if you are receiving multiple copies), contact CWVF as directed under "Shareholder Reports" above.